Exhibit 10.4

INDEMNIFICATION AGREEMENT

This Agreement, effective as of July 22, 2011, is between Digital Angel Corporation, a Delaware corporation (“Parent”) and Patricia M. Petersen (“Indemnitee”).

WHEREAS, Indemnitee has served as an officer and director (and governor and manager in the case of limited liability companies named herein) of Destron Fearing Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Destron”), and Destron’s various direct and indirect subsidiaries, including, without limitation, Digital Angel Technology Corporation, Fearing Manufacturing Co., Inc., Digital Angel Holdings, LLC, Digital Angel International, Inc., Digital Angel S.A., Digital Angel Chile S.A., Digital Angel Paraguay S.A., Digital Angel Uruguay S.A., Digital Angel do Brasil Produtos de Informatica LTDA, GT Acquisition Sub., Inc., C-Scan, LLC, DSD-Holding A/S, Destron Fearing A/S, and Daploma Polska Sp. z.o.o. (collectively with Destron, the “Companies”).

WHEREAS, Indemnitee has also served as legal counsel to the Companies.

WHEREAS, Parent has entered into a Stock Purchase Agreement dated May 6, 2011 with Allflex USA, Inc. (“Purchaser”), whereby the Parent will sell all the shares of Destron to the Purchaser (“Purchase”).

WHEREAS, as a condition to the closing of the Purchase, the Indemnitee is required to resign her positions at the Companies and to enter into an agreement to release certain rights to indemnification by such Companies (“Release”).

WHEREAS, in order to induce the Indemnitee to enter into the Release so that the Purchase may be closed, the Parent desires to enter into this Indemnification Agreement to indemnify the Indemnitee for acts performed or not performed for or on behalf of any of the Companies by the Indemnitee while she served as an officer and director (or governor and manager in the case of limited liability companies) of any of the Companies or as legal counsel to any of the Companies.

WHEREAS, the Indemnitee will continue to provide services to the Parent, directly or indirectly, and, therefore, the Parent also desires to indemnify the Indemnitee for acts performed or not performed for or on behalf of the Parent by the Indemnitee while she served or continues to as an officer and/or legal counsel of the Parent.

NOW, THEREFORE, in consideration of the above premises, the covenants contained in this Agreement and of Indemnitee’s continuing service to Parent, directly or indirectly, the parties, intending to be legally bound, agree as follows:

ARTICLE I - DEFINITIONS

(a)           Claim.  Any threatened, pending or completed litigation, action, suit, or proceeding, including any settlement or appeal, whether civil, criminal, administrative or investigative and/or any inquiry or investigation, whether conducted by any of the Companies, the Parent or any other party that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding relating to any Indemnifiable Event.

(b)           Expenses.  Any losses, damages, obligations, penalties, fines, judgments, awards, costs, disbursements and liabilities (including amounts paid in settlement) and expenses (including, without limitation, all reasonable hourly attorney fees) and other out-of-pocket expenses incurred at the Parent’s request or otherwise incurred in connection with the investigation of any threatened, pending or completed Claims or the preparation for, the defense of, or the furnishing of evidence in, any Claim relating to any Indemnifiable Event.

(c)           Indemnifiable Event.  Any event, occurrence or circumstance related to the fact that Indemnitee is or was a director, officer, governor, manager or legal counsel, as applicable, of any of the Companies or the Parent (or is or was serving at the request of any of the Companies or the Parent as a director, officer, governor, manager, employee, trustee, agent, legal counsel or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise or legal entity) by reason of anything done or not done by Indemnitee in any such capacities.

ARTICLE II - AGREEMENT TO INDEMNIFY

(a)           In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, Parent shall indemnify Indemnitee to the fullest extent permitted by law against any and all Expenses incurred in connection with such Claim.

(b)           Notwithstanding the foregoing, the Indemnitee shall not be entitled to indemnification for Expenses which are finally judicially determined to have resulted primarily from Indemnitee’s gross negligence or bad faith in fulfilling her duties to the applicable Company or Parent.

(c)           Further, the obligations of Parent under Article II(a) shall be subject to the condition that Parent’s Board of Directors shall not have determined that Indemnitee would not be permitted to be indemnified under applicable law. However, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Claim relating in whole or in part to an Indemnifiable Event, including dismissal without prejudice, Indemnitee shall be indemnified against Expenses incurred in connection with that Claim.  In connection with any determination by Parent’s Board of Directors as to whether Indemnitee is entitled to be indemnified, the burden of proof shall be on Parent to establish that Indemnitee is not so entitled.

(d)           Expenses will be reimbursed or advanced (“Expense Advance”) when and as incurred promptly upon submission by Indemnitee of statements to the Parent. If, when and to the extent that Parent’s Board of Directors determines that Indemnitee would not be permitted to be so indemnified under applicable law or under Article II(a), Parent shall not be obligated to reimburse or advance Expenses to Indemnitee and shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse Parent) for all such amounts paid; provided, however, that if Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law or this Agreement, any determination made by Parent’s Board of Directors that Indemnitee would not be permitted to be indemnified under applicable law or this Agreement shall not be binding and Indemnitee shall not be required to reimburse Parent for any such amounts paid until a final judicial determination is made.

(e)           If any Claim is commenced as to which Indemnitee proposes to demand indemnification, Indemnitee will notify the Parent with reasonable promptness; provided, however, that any failure by Indemnitee to notify the Parent will relieve the Parent from its obligations hereunder only to the extent the Parent has been prejudiced by such failure or delay.

(f)           Indemnitee will have the right to retain counsel of her own choice to represent her, and the Parent will pay the reasonable Expenses of one such counsel only. The Parent retains the right to participate in the defense of such Claim as to which Indemnitee seeks indemnification through counsel of the Parent’s choice (the cost of which will be paid by the Parent) and Indemnitee will reasonably cooperate with such counsel and the Parent (including, to the extent possible and consistent with her own interests, keeping the Parent reasonably informed of such defense).

(g)           The Parent will be liable for any settlement of any Claim against Imdemnitee made with the Parent’s written consent, which consent will not be unreasonably withheld

ARTICLE III - ADDITIONAL EXPENSES

To the fullest extent permitted by law, Parent shall indemnify Indemnitee against any and all Expenses which are incurred by Indemnitee in connection with any action brought by Indemnitee for (i) payment of Expenses or Expense Advancement by Parent under this Agreement relating to Claims for Indemnifiable Events and/or (ii) recovery under any liability insurance policies maintained by Parent, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, Expenses, Expense Advances or insurance recovery, as the case may be.

ARTICLE IV - PARTIAL INDEMNITY

If Indemnitee is entitled to indemnification by Parent for some or a portion of the Expenses but not, however, for the total amount, Parent shall nevertheless indemnify Indemnitee for the portion to which Indemnitee is entitled.

ARTICLE V - PRESUMPTIONS

For purposes of this Agreement, to the fullest extent permitted by law, the termination of any Claim (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

ARTICLE VI - INSURANCE

To the extent Parent maintains an insurance policy or policies providing liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any director or officer of Parent.

ARTICLE VII - AMENDMENTS

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver.

ARTICLE VIII - SUBROGATION

In the event of payment under this Agreement, Parent shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Parent effectively to bring suit to enforce such rights.

ARTICLE IX - DUPLICATE PAYMENTS

Parent shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, Bylaw or otherwise) of the amounts otherwise indemnifiable.

ARTICLE X - NONEXCLUSIVITY

In regards to the indemnification rights relating to Indemnitee’s position at the Parent, the rights of the Indemnitee shall be in addition to any other rights Indemnitee may have under the Parent’s Certificate of Incorporation, Bylaws or the laws of Delaware.  To the extent that a change in the laws of Delaware (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Parent’s Certificate of Incorporation, Bylaws or this Agreement, this Agreement shall be deemed amended to permit the greater benefits so afforded by such change immediately upon the occurrence of such change without further action by the parties.

ARTICLE XI - SEVERABILITY

The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions shall not be in any way impaired, and shall remain enforceable to the fullest extent permitted by law.

ARTICLE XII - GOVERNING LAW

This Agreement shall be governed by and construed and enforced in accordance with the laws of Minnesota applicable to contracts made and to be performed in such State without giving effect to the principles of conflicts of laws.

In Witness Whereof, the parties have duly executed and delivered this Indemnification Agreement.

PARENT:

DIGITAL ANGEL CORPORATION

By:  Joseph J. Grillo
Its: CEO

INDEMNITEE:

/s/ Patricia M. Petersen
Patricia M. Petersen